EXHIBIT 99




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                       WHISPERING OAKS INTERNATIONAL, INC.

                               Shares Common Stock

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares of the common stock of Whispering Oaks International, Inc. (the "Company") which may be issued pursuant to certain employee incentive plans adopted by the Company and shares issued to two consultants for services provided to the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock.

      Persons who may receive shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus, as well as the two consultants, are referred to as the "Selling Shareholders".

      The Company has a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      The Company's common stock is quoted on the OTC Bulletin Board under the symbol "BOCX." On February __, 2003 the closing bid price for one share of the Company's common stock was $______.

             The date of this Prospectus is _____________, 2003.

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, reports and other information concerning the Company can be inspected at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                       Whispering Oaks International, Inc.
                           7080 River Road, Suite 215
                       Richmond, British Columbia V6X 1X5
                                 (866) 884-8669
                              Attention: Secretary

      The following documents filed with the Commission by the Company (Commission File No. 0-26947) are hereby incorporated by reference into this
Prospectus:

(1)   Amended Annual Report on Form 10-KSB/A for the year ended December 31,
      2001.

(2)   Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002.

(3)   Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

(4)   Quarterly Report on Form 10-QSB for quarter ended September 30, 2002.

      All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                TABLE OF CONTENTS
                                                                        PAGE

THE COMPANY...................................................

RISK FACTORS .................................................

COMPARATIVE SHARE DATA .......................................

USE OF PROCEEDS ..............................................

SELLING SHAREHOLDERS .........................................

PLAN OF DISTRIBUTION .........................................

DESCRIPTION OF COMMON STOCK ..................................

EXPERTS.......................................................

GENERAL ......................................................

                                   THE COMPANY

The Company develops products which are used to detect cancer. Accurate and timely diagnosis is the vital first step in managing cancer. The cancer diagnostics market is presently estimated at $4 billion per year.

A principal goal of cancer research is to differentiate cancer cells from healthy cells. One way to achieve this goal is to detect molecules (markers) that are present on cancer cells but not on healthy cells. The Company's technology relates to the RECAF(TM) marker, which can be used in blood and tissue tests to determine if a patient has cancer. These tests can also be used on a regular basis for the early detection of recurring cancer, thereby allowing a more effective treatment of cancer patients. The RECAF(TM) marker has been found in all tissues studied, including breast, lung, stomach and prostate.

The Company's cancer detection kit for tissues (Histo-RECAF(TM)) stains cancer cells thereby allowing a pathologist to easily see the cancer cells with the use of a microscope.

In August 2001, the Company received approval for its Histo-RECAF(TM) kit from Canada's Health Products and Food Branch division under License No. 31198. In January 2003 the Company was advised by the FDA that its Histo-RECAF(TM) test kit was classified as a Class I medical device. This classification allows the Company to sell its Histo- RECAF(TM) kits in the United States.

The Company offers its Histo- RECAF(TM) kits at a price in the range of U.S. $400 per kit.

In May, 2002 the Company appointed Somagen Diagnostics as its sole distributor for Canada. In November 2002 Somagen purchased ten Histo-RECAF(TM) kits for marketing purposes. Somagen is marketing the Company's Histo-RECAF(TM) test kit through its internal sales force. As of January 31, 2003 Somagen had not sold any Histo-RECAF(TM) test kits

In July, 2002 the Company signed a supply and distribution agreement with P2000 Comercializcao de Produtos Farmaceuticos SA ("P2000"), a privately-held Portuguese corporation specializing in the marketing and distribution of pharmaceutical and diagnostic products. In November 2002 P2000 applied to Invamed, the agency responsible for the regulation of drug and pharmaceutical products in Portugal, for approval to market the Histo-RECAF(TM) test kit. It is not known when Invamed will approve the Histo-RECAF(TM) test kit for sale in Portugal.

In August, 2002 the Company entered into an agreement with Aperio Technologies, Inc. (Vista California, USA) to automate the detection of the Company's Histo-RECAF(TM) test kit. The Aperio technology has the ability to digitize and automate viewing of stained microscope slides used extensively in histology practice. The Company believes that the histology market, where Histo-RECAF(TM) is marketed, is moving away from slide viewing using conventional microscopes to imaging systems that allow remote viewing. The Company believes that the move towards simplification of testing and reading of tissue slide staining is likely to impact sales of the Histo-RECAF(TM) test kit positively as more imaging systems are installed and the market becomes educated as to the advantages of digitization and automated slide reading. As of January 31, 2003 the Company has not sold any Histo-RECAF(TM) test kits using the Aperio Technologies' system.

      As part of the Company's overseas' marketing plan, each distributor will be responsible for obtaining regulatory approvals required in its territory. The Company expects to charge each distributor an initial distribution fee as well as a percentage of each sale made by the distributor. A distributor will have exclusive distribution rights in his territory provided minimum sales levels are reached.

      The Company has also developed the Cryo-RECAF(TM) diagnostic kit, which is designed for use by pathologists as an aid in the diagnosis of cancer during surgery, since, in many cases, the determination as to whether cancer cells are benign or malignant is still not clear at the time of surgery. With the Cyro-RECAF(TM) kit, during surgery, the surgeon removes a portion of the tumor and, while the patient is still under anesthesia, the material is frozen in an ice block. The ice block is then cut into thin slices that can be seen under the microscope and thereby allows the pathologist to determine if the cancer cells are benign or malignant. Using this information, the surgeon is then able to determine the proper procedures to be used while the patient is still in the operating room. The results of the Cryo-RECAF(TM) test are available within 15 minutes. The Company has not applied to the FDA, Canada's Health Products and Food Branch, or any other regulatory authority for permission to sell the Cyro-RECAF(TM) kit on a commercial basis.

      The Company believes that a significant market exists for a screening assay which can detect multiple cancers from a blood (serum) sample. As a result, the Company's research and development efforts have been focused on the development of a serum-based screening assay. Based upon the Company's RECAF(TM) technology. The potential market for a serum assay is hard to define, but market statistics confirm that there are over 100 million serum tumor marker (screening) tests performed every year. However, most of the assays are specific to a particular cancer and suffer from poor sensitivity and specificity. As an example, assay sales for CEA- Carcino Embryonic Antigen, a relatively insensitive assay for colorectal cancer are estimated to be over $500 million US dollars annually. The Company plans to complete the development of a prototype assay by mid-to-late 2003. If the Company is successful in developing this assay, the Company will attempt to license the assay technology to a pharmaceutical firm that has the financial capability to complete the research and clinical trials necessary to obtain clearance from the FDA and other regulatory authorities for the commercial sale of the assay.

BioLargo Technologies, Inc.

      At December 31, 2001 the Company had a 51% interest in BioLargo Technologies, Inc. ("BioLargo"). BioLargo has patented technology that combines super-absorbent fibers with an iodine which becomes active when wet. This composite material, known as I2ABSORB, is able to contain, absorb, deodorize and neutralize various biohazardous materials including blood specimens, incontinence pad, diapers, wound dressings, food package liners and surgical drapes. Recently adopted U.S. Department of Transportation regulations require the use of an absorbent between containers holding biohazardous materials and outside packaging.

    On June 28, 2002, the Company entered into an option agreement with Turtle Dove Resources, Inc. ("Turtle"), which gave Turtle the option to acquire 9,000,001 of the 10,000,001 shares of BioLargo's common stock owned by the Company. The Company's investment in BioLargo as of June 28, 2002, was approximately $128,000. Prior to November 30, 2002, the Company sold 3,150,000 of its BioLargo shares to Turtle for $180,266. Subsequent to September 30, 2002 Turtle's option expired. In November 2002 the Company sold 900,000 shares of BioLargo to Eastern Capital Corp. for $50,000. As of January 31, 2003 the Company did not have an agreement with any person to sell its remaining BioLargo shares.

      The Company plans to seek shareholder approval to change the name of the Company to BioCurex Inc. In anticipation of this name change the Company filed an Assumed Name Certificate with the Secretary of State of Texas on March 12, 2001 to conduct business under the name "BioCurex Inc."

      The Company's executive offices are located 7080 River Road, Suite 215, Richmond, British Columbia V6X 1X5. The Company's telephone number is (866) 884-8669 and its fax number is (866) 437-2277.

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of the Company.

History of Losses: The Company has never earned a profit. As of September 30, 2002 the Company's accumulated deficit was approximately $(2,505,201). The Company expects to incur additional losses for an indefinite period. In August 2001, the Company received approval for its Histo-RECAF(TM) cancer detection kit from Canada's Health Products and Food Branch division. As of January 31, 2003 the Company had not sold any of its Histo-RECAF(TM) test kits, other than ten Histo-RECAF(TM) kits which were purchased by a distributor for marketing purposes. No assurance can be given that the Company's products will be manufactured and marketed successfully, or that the Company will ever earn a profit.

Offering Proceeds - Need for Additional Capital. This offering is being made on behalf of certain selling shareholders. The Company will not receive any proceeds from the sale of the shares offered by the selling shareholders. Clinical and other studies necessary to obtain approval of the Company's Products can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs. The Company will need additional capital in order to fund the costs of future studies, related research, and general and administrative expenses. The Company may be forced to delay or postpone research, development and marketing expenditures if the Company is unable to secure adequate sources of funds. There can be no assurance that the Company will be able to obtain any additional funding which it may require.

Limited Operations: The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the start up of new businesses and the particular problems associated with pharmaceutical companies.

No Assurance of Regulatory Approvals: The testing, manufacturing, and/or marketing of the Company's cancer detection products will be subject to regulation by numerous governmental authorities in the United States and in other countries, including, but not limited to, the FDA. Among other requirements, FDA approval of the Company's manufacturing processes and facilities used by the Company will be required before the Company's cancer detection kits may be marketed in the United States. There can be no assurance that the Company's manufacturing facilities will be accepted by the FDA. The process required by European regulatory authorities before the Company's cancer detection kit can be marketed in Europe are similar to those in the United States. As with the FDA review process, there are numerous risks associated with the review of medical devices by foreign regulatory agencies. Additional data may be requested by foreign regulatory agencies to demonstrate the clinical safety and efficacy of a product, or to confirm the comparable performance of materials produced by a changed manufacturing process or at a changed manufacturing site

      The Company's research and development efforts have lately focused on the development of a screening assay which can detect multiple cancers from a blood (serum) sample. The Company's serum-based screening assay has not been approved by the FDA. Although the FDA approval is only required for the United States market, the Company believes FDA approval will add credibility when negotiating with overseas distributors. In order to obtain FDA approval of a product the Company must demonstrate to the satisfaction of the FDA that such product is safe and effective for its intended uses and that the Company is capable of manufacturing the product with procedures that conform to the FDA's regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delay. There can be no assurance that such approvals will be granted to the Company on a timely basis, or at all.

      In addition to delays in review and approval of the Company's serum-based screening assay (assuming this product can be successfully developed), delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of regulatory review. Any failure to obtain, or any delay in obtaining FDA approvals would adversely affect the ability of the Company to market its serum-based screening assay. Moreover, even if FDA approval is granted, such approval may include significant limitations on indicated uses for which the product could be marketed.

      Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market.

Cost Estimates: The Company's estimates of the costs associated with its proposed research, development and marketing activities may be substantially lower than the actual costs of these activities. If the Company's cost estimates are incorrect, the Company will need additional funding for its research and marketing efforts.

Technological Change: The field in which the Company is involved is undergoing rapid and significant technological change. The successful marketing of the Company's cancer detection kit will depend on its ability to be in the technological forefront of this field. There can be no assurance that the Company will achieve or maintain such a competitive position or that other technological developments will not cause the Company's proprietary technologies to become uneconomical or obsolete.

Patents: Certain aspects of the Company's technologies are covered by U.S. patents. In addition, the Company has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford the Company. Disputes may arise between the Company and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

Dependence on Management: The Company is dependent upon the services and experience of its officers. The loss of the services of any officer could adversely affect the conduct of the Company's business.

Potential Issuance of Additional Shares: As of January 31, 2003, the Company had 15,446,396 outstanding shares of common stock. As of January 31, 2003, there were outstanding options and warrants which would allow the holders of these securities to purchase approximately 5,771,702 additional shares of the Company's common stock. The Company may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See "Comparative Share Data".

The issuance or even the potential issuance of shares upon exercise of the options or warrants will have a dilutive impact on other stockholders and could have a negative effect on the market price of the Company's common stock.

Limited Market for Common Stock: There is, at present, only a limited market for the Company's common stock and there is no assurance that this market will continue. Trades of the Company's Common Stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for the Company's common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

Dividends: The payment of dividends on the common stock rests with the discretion of the Board of Directors. Payment of dividends is contingent upon, among other things, future earnings, if any, and the financial condition of the Company, capital requirements, general business conditions, and other factors which cannot now be predicted. There can be no assurance that the future operations of the Company will be profitable or that dividends will ever be paid by the Company

                             COMPARATIVE SHARE DATA

      As of January 31, 2003, the Company had 15,446,396 outstanding shares of common stock. The following table lists additional shares of the Company's common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                        Number of        Note
                                                           Shares    Reference

   Shares issuable upon exercise of Non-Qualified
   Stock options granted, or which may be granted,
   to the Company's officers, directors, employees
   and consultants.                                     2,500,000        A

   Shares issuable pursuant to Stock Bonus Plan         1,000,000        B

   Shares issuable upon exercise of options and
   warrants granted to the Company's officers,
   directors, employees, financial consultants
   and private investors                                3,726,702        C

A. As of January 31, 2003 the Company had granted options to purchase 2,045,000 shares of its common stock pursuant to its Non-Qualified Stock Option Plan. Options are exercisable at a price of $0.07 per share and expire on November 1, 2004. Up to 1,330,000 shares which are issuable upon the exercise of these options held by the Company's officers and directors are being offered for sale by means of this prospectus. See "Selling Shareholders".

B. As of January 31, 2003, the Company had not issued any shares pursuant to its Stock Bonus Plan.

C. Options in this category were not granted pursuant to the Company's Non-Qualified Stock Option Plan. Options and warrants are exercisable at price between $0.05 and $1.00 per share and expire between December 31, 2003 and December 5, 2005.

                                 USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by certain owners of the Company's common stock (the Selling Shareholders) and were issued by the Company in connection with the Company's Non-Qualified Stock Option or Stock Bonus Plans or were issued to consultants for services rendered. None of the proceeds from the sale of the shares offered by this Prospectus will be received by the Company Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

      The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The Company has a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock.

      Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of up to 2,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Company's Board of Directors.

      Stock Bonus Plan. The Company's Stock Bonus Plan allows for the issuance of up to 1,000,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary

      The following sets forth certain information as of January 31, 2003 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans. Each option represents the right to purchase one share of the Company's common stock.

                                  Total      Shares                 Remaining
                                 Shares   Reserved for  Shares       Options/
                               Reserved   Outstanding   Issued As      Shares
Name of Plan                  Under Plans   Options   Stock Bonus  Under Plans

Non-Qualified Stock
 Option Plan                  2,500,000   2,045,000         N/A     455,000
Stock Bonus Plan              1,000,000         N/A          --   1,000,000

      The following table summarizes the options and stock bonuses granted to the Company's officers, directors, employees and consultants pursuant to the Plans:Non-Qualified Stock Options

                     Shares Issuable
                     Upon Exercise    Exercise   Expiration
Name                  of Options       Price      Date (1)
----                 ---------------- ---------------------

Ricardo Moro           600,000         $0.07    11/01/04
Gerald Wittenberg      600,000         $0.07    11/01/04
Phil Gold              130,000         $0.07    11/01/04
Other employees and
  consultants          715,000         $0.07    11/01/04
                     ---------
                     2,042,000

(1) The options may expire on earlier dates as the result of the termination of the option holder's employment or other association with the Company.

Stock Bonuses

      As of January 31, 2003 the Company had not issued any shares of its common stock pursuant to its Stock Bonus plan.

Consulting Services

      December 2002 the Company issued shares of its common stock to the following consultants:

                                                Description of
      Name                     Shares Issued    Consulting Services

      Dr. Gonzalo Ardao            500,000      Development  of the  Company's
                                                Histo-RECAF(TM)diagnostic  kits
                                                and other  products;  locating
                                                new members for the  Company's
                                                Scientific Advisory Board.

      Dr. Gabriela Gualco          500,000      Development  of the  Company's
                                                Histo-RECAF(TM)diagnostic  kits
                                                and other  products;  locating
                                                new members for the  Company's
                                                Scientific Advisory Board.

      Brett Salter               1,300,000      Acquisitions    and   mergers;
                                                locating            technical,
                                                production   marketing,    and
                                                managerial  expertise  for the
                                                Company.

      The shares issued to Dr. Ardao and Dr. Gualco are being offered for public sale by means of this prospectus. The shares issued to Mr. Salter will be registered by means of a separate registration statement which will be filed with the Securities and Exchange Commission.

Selling Shareholders

      Officers, directors and affiliates of the Company who may acquire shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

      The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.


                                                                       Number of
                                                                       Shares to
                     Number of            Number of Shares             be Beneficially
                       Shares             Being Offered                owned on Com-     Percent
Name of Selling     Beneficially  Option     Bonus     Consultant      pletion of the     of
    Shareholder        Owned     Shares(1)  Shares(2)  Shares (3)       Offering         Class

Ricardo Moro-Vidal         --      600,000         --          --             --            --
Gerald Wittenberg     519,429      600,000         --          --        519,429          4.43%
Phil Gold                  --      130,000         --          --             --            --
Dr. Gonzalo Ardao     500,000           --         --     500,000             --            --
Dr. Gabriela Gualco   500,000           --         --     500,000             --            --



* Less than 1%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents shares granted as a stock bonus.
(3) Represents shares issued to consultants for services rendered. To allow the Selling Shareholders to sell their shares when they deem appropriate, the Company has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/ dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

      Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in the Company's Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                              DESCRIPTION OF SECURITIES

      The Company is authorized to issue 125,000,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed, which allows the holders of a majority of the outstanding common stock to elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares issued by the Company

      The shares of common stock offered by this prospectus are fully paid and non-assessable.

Transfer Agent

            Securities Transfer Corp.
            2591 Dallas Parkway
            Suite 102
            Frisco, Texas  75034
            Telephone Number (469)-633-0101
            Facsimile Number (469)-633-0088

                                LEGAL PROCEEDINGS

      The Company is not involved in any pending or threatened legal proceeding.

                                     EXPERTS

     The balance sheet as of December 31, 2000 and for the year ended December 31, 2000 incorporated by reference in this prospectus from the Company's annual report on Form 10-KSB for the year ended December 31, 2001, have been audited by S.W. Hatfield, CPA, independent auditor, as stated in his report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of Mr. Hatfield given upon his authority as an expert in accounting and auditing.

     The  financial  statements  as of December  31, 2000 and for the year ended
December 31, 2001 incorporated by reference in this prospectus from the Company's annual report on Form 10-KSB for the year ended December 31, 2001, have been audited by Stonefield Josephson, Inc., independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of Stonefield Josephson, Inc. given upon their authority as experts in accounting and auditing.

      Effective May 2, 2001 the Company retained Merdinger, Fruchter, Rosen & Corso, P.C. ("Merdinger, Fruchter") to act as the Company's independent certified public accountants. In this regard, Merdinger, Fruchter replaced Scott
W. Hatfield as the Company's independent certified public accountant. The Company replaced Mr. Hatfield with Merdinger, Fruchter as a result of the change in the Company's management and the relocation of the Company's offices from Texas to California. Mr. Hatfield audited the Company's financial statements for the fiscal years ended December 31, 1999 and 2000. The report of Mr. Hatfield for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, the report of Mr. Hatfield for these fiscal years was qualified with respect to uncertainty as to the Company's ability to continue as a going concern. During the Company's two most recent fiscal years and subsequent interim period ending May 2, 2001, there were no disagreements with Mr. Hatfield on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Mr. Hatfield would have caused him to make reference to such disagreements in his report.

      The Company has authorized Mr. Hatfield to discuss any matter relating to the Company and its operations with Merdinger, Fruchter.

      The change in the Company's auditors was recommended and approved by the board of directors of the Company. The Company does not have an audit committee.

      During the two most recent fiscal years and subsequent interim period ending May 2, 2001, the Company did not consult Merdinger, Fruchter regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

      Effective August 6, 2002, Merdinger, Fruchter, Rosen & Company, P.C., the firm which audited the Company's financial statements for the fiscal year ended December 31, 2001, was dismissed and replaced by Stonefield Josephson, Inc. ("Stonefield Josephson") to act as the Company's independent certified public accountants. The reports of Merdinger, Fruchter, Rosen & Company, P.C. for the fiscal year did not contain an adverse opinion, or disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles. However, the report of Merdinger, Fruchter, Rosen & Company, P.C. for the fiscal year was qualified with respect to uncertainty as to the Company's ability to continue as a going concern. During the Company's most recent fiscal year and subsequent interim period ended August 6, 2002 there were no disagreements with Merdinger, Fruchter, Rosen & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Merdinger, Fruchter, Rosen & Company, P.C. would have caused it to make reference to such disagreements in its reports.

      The change in the Company's auditors was recommended and approved by the board of directors of the Company.

      During the two most recent fiscal years and subsequent interim period ending August 6, 2002, the Company did not consult with Stonefield Josephson regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

                                     GENERAL

      The Texas Corporation Law provides that the Company may indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

      No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of L.A.M. since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.